EXHIBIT 99

[BROWN & BROWN LOGO] News Release

Cory T. Walker

October 10, 2001 Chief Financial Officer (904) 239-7250

BROWN & BROWN, INC. CONTINUES TO ACHIEVE

NEW LEVELS OF RECORD EARNINGS

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE: BRO) announced record quarterly earnings for the third quarter of 2001 of $13,068,000 compared with $8,830,000 recorded in the third quarter of 2000, an increase of 48.0%. Per share net income rose 44.8% to $0.42 per share, compared with $0.29 per share in the third quarter of last year. Total revenue for the quarter ended September 30, 2001 was up 40.0% to $85,234,000 compared with the 2000 third-quarter revenue of $60,900,000.

Total revenue for the nine months ended September 30, 2001 was $255,334,000 compared with revenue for the same period in 2000 of $184,749,000, up 38.2%. Net income for the nine months ended September 30, 2001 was $38,435,000, or $1.24 per share, compared with the $26,535,000, or $0.88 per share, posted during the same period last year. This represents a 44.8% and 40.9% increase in net income and net income per share, respectively, over the same period in 2000.

J. Hyatt Brown, Chairman, President and CEO, commenting on the results, said, "We are delighted with the continuation of our very strong pattern of growth, which has resulted in our 35th consecutive quarter of increased earnings per share. Our internal growth rate for the third quarter continues to be strong at 12.1%. We are also pleased to report that the 17 acquisitions completed during the first three quarters of 2001 are contributing nicely to our growth in both revenues and net income."

Brown & Brown, Inc. and its subsidiaries provide a broad range of insurance products and services, as well as risk management, employee benefit administration, and managed health care services through offices located across the United States. The company is ranked by Business Insurance magazine as the nation's eighth largest independent insurance intermediary organization. Our Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country, downward commercial property and casualty premium pressures, the competitive environment, the potential occurrence of a disaster that affects certain areas of the States of Arizona, Florida and/or New York, where significant portions of the Company's business are concentrated, and the performance of newly acquired entities. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

# # # # #

Brown & Brown, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

Three Months Ended Nine Months Ended

September 30 September 30

2001 2000* 2001 2000*

(Unaudited) (Unaudited)

REVENUES
Commissions and fees	$84,696	$59,369	$251,319	$180,372
Investment income	558	1,252	2,749	3,151
Other income	(20)	279	1,266	1,226
Total revenues	85,234	60,900	255,334	184,749

EXPENSES
Employee compensation and benefits	44,659	33,206	133,379	100,644
Other operating expenses	12,305	9,548	38,620	30,268
Depreciation	1,639	1,432	4,834	4,204
Amortization	3,920	2,328	11,375	6,695
Interest	1,634	186	4,613	644
Total expenses	64,157	46,700	192,821	142,455

Income before income taxes	21,077	14,200	62,513	42,294
Income taxes	8,009	5,370	24,078	15,759

Net income	$13,068	$ 8,830	$ 38,435	$ 26,535

Basic and diluted earnings per share
Basic	$0.43	$0.29	$1.26	$0.88
Diluted	$0.42	$0.29	$1.24	$0.88

Weighted average number of shares outstanding
Basic	30,671	30,404	30,582	30,218
Diluted	31,004	30,406	30,882	30,218

* Restated for pooling-of-interests.

Brown & Brown, Inc.

Third Quarter Core Commissions and Fees (1)
	Quarter Ended 9/30/01	Quarter Ended 9/30/00	Total Net Change	Total Net Growth %	Less Acquisition Revenues	Internal Net Growth %

Florida Retail	$27,915	$22,221	$5,694	25.6%	$ 3,123	11.6%
Southwest Retail	12,066	7,853	4,213	53.6%	3,250	12.3%
National Retail	26,068	12,950	13,118	101.3%	12,192	7.2%
Total Retail	66,049	43,024	23,025	53.5%	18,565	10.4%

Professional Programs	3,797	4,282	(485)	(11.3)%	-	(11.3)%
Commercial Programs	410	383	27	7.0%	27	0.0%
Total Programs	4,207	4,665	(458)	(9.8)%	27	(10.4)%

Brokerage	6,809	4,506	2,303	51.1%	-	51.1%

TPA Services	6,189	5,416	773	14.3%	60	13.2%

Total Core Commissions and Fees	$83,254	$57,611	$25,643	44.5%	$18,652	12.1%

(1) Total Commissions and Fees excluding profit sharing contingency revenues and divestitures.

F:\ADMIN\SEC\8K\EX99.DOC